CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF TRUST
OF
PNC ADVANTAGE FUNDS

      This Certificate of Amendment to the Certificate of Trust of PNC Advantage Funds, a Delaware statutory trust (the "Trust"), dated as of March 27, 2014, is being duly executed and filed on behalf of the Trust by the undersigned, as a Trustee of the Trust and not individually, to amend the Certificate of Trust of the Trust filed with the Secretary of State of the State of Delaware on August 25, 2009 (the "Certificate of Trust") pursuant to Section 3810(b) of the Delaware Statutory Trust Act, 12 Del. C. Section 3810 et seq.

      1.	Name.	The name of the statutory trust is PNC
Advantage Funds.

      2.	Certificate of Amendment to the Trust.  The
Certificate of Trust is hereby amended by deleting Section 2 thereof in its entirety and inserting the following in lieu thereof:

      "2.	Registered Agent.  The business address of the
registered office of the Trust in the State of Delaware is 800 Delaware Avenue in the City of Wilmington, 19801. The name of the Trust's registered agent at such address is Delaware Corporations LLC."

      3.	Effective Time.  The effective date and time of this
Certificate of Amendment to the Certificate of Trust shall be at 12:01 a.m. EST on March 27, 2014.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Trust as of the date first written above.



                  By: /s/John G. Drosdick
                       Name: John G. Drosdick
                       Title: Trustee